Exhibit 99.1

Schedule of Transactions in Shares

Date of Transaction	Reporting Person	Title of Class	Number of Shares Acquired (Disposed)	Price Per Share (1)

05/07/2026	Corvex Management LP	Class A Common Stock	128,181	$35.46
05/07/2026	Corvex Management LP	Class A Common Stock	14,786	$36.33
05/07/2026	Corvex Management LP	Class A Common Stock	123,393	$37.60
05/07/2026	Corvex Management LP	Class A Common Stock	116,412	$38.46
05/07/2026	Corvex Management LP	Class A Common Stock	94,356	$39.39
05/07/2026	Corvex Management LP	Class A Common Stock	56,630	$40.46
05/08/2026	Corvex Management LP	Class A Common Stock	15,745	$38.00
05/08/2026	Corvex Management LP	Class A Common Stock	3,396	$38.70
05/08/2026	Corvex Management LP	Class A Common Stock	79,144	$40.67
05/08/2026	Corvex Management LP	Class A Common Stock	73,104	$41.15
05/11/2026	Corvex Management LP	Class A Common Stock	246,734	$38.91
05/11/2026	Corvex Management LP	Class A Common Stock	252,734	$39.65
05/11/2026	Corvex Management LP	Class A Common Stock	532	$40.35

(1) The prices in each of the following rows are weighted average prices. These shares were purchased in multiple transactions. The Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price. All such transactions were carried out in open market transactions.